ALL AMERICAN SEMICONDUCTOR, INC. AND SUBSIDIARIES                   EXHIBIT 11.1

STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

YEARS ENDED DECEMBER 31                           1999         1998         1997
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BASIC EARNINGS PER SHARE:

Net Income ..............................   $1,799,000   $  831,000   $3,250,000
                                            ==========   ==========   ==========

Weighted Average Shares Outstanding (1) .    3,921,138    3,937,021    3,934,512
                                            ==========   ==========   ==========

Basic Earnings Per Share (1) ............         $.46         $.21         $.83
                                                  ====         ====         ====

DILUTED EARNINGS PER SHARE:

Net Income ..............................   $1,799,000   $  831,000   $3,250,000
                                            ==========   ==========   ==========

Weighted Average and Dilutive Shares (1):
   Weighted average shares outstanding ..    3,921,138    3,937,021    3,934,512
   Dilutive shares ......................        3,028       61,781       22,455
                                            ----------   ----------   ----------
                                             3,924,166    3,998,802    3,956,967
                                            ==========   ==========   ==========

Diluted Earnings Per Share (1) ..........         $.46         $.21         $.82
                                                  ====         ====         ====


(1) Restated to reflect a one-for-five reverse stock split which became effective June 2, 1999.